Exhibit 99.1

NEWS RELEASE

Contact:	J. Per Brodin
Chief Financial Officer
(314) 725-4477

Lisa M. Wilson
Senior Vice President, Investor Relations
(212) 759-3929

CENTENE CORPORATION REPORTS 2006 SECOND QUARTER EARNINGS

ST. LOUIS, MISSOURI (July 25, 2006) — Centene Corporation (NYSE: CNC) today announced its financial results for the quarter ended June 30, 2006.

Second Quarter Summary

•	Revenues of $495.3 million, a 41.7% increase over the 2005 second quarter.

•	Earnings from operations of $6.3 million compared to $22.3 million in the 2005 second quarter.

•	Earnings per diluted share of $0.11 (includes $9.7 million of adverse development in the first quarter 2006 medical claims reserves) versus $0.34 in the comparable prior year quarter.

•	Operating cash flows of $5.1 million.

•	Quarter-end Medicaid Managed Care membership of 1.1 million.

•	Medicaid Managed Care G&A expense ratio of 12.3% and Specialty Services G&A ratio of 17.4%

•	Membership growth of 33.5% over the 2005 second quarter.

•	Days in claims payable of 42.6.

Other Events

•	Commenced operations in Georgia with 216,000 members.

•	Acquired MediPlan Corporation, adding 13,600 Medicaid members in Canton, Ohio.

•	Acquired Cardium Health Services Corporation, a Connecticut-based chronic disease management company.

•	Acquired managed vision business of OptiCare Health Systems, Inc. effective July 1.

•	Awarded two long-term care contracts in Arizona for Maricopa and Yuma/LaPaz counties.

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 2

The 2006 second quarter results include approximately $9.7 million of adverse medical cost development in estimated claims liabilities from the 2006 first quarter. The adverse development was largely attributable to: (1) increased medical expense for maternity related cases, including NICU, (2) increased physician costs, (3) increased costs associated with injectibles such as Synagis and Somatropin, and (4) increases in the estimated days for members hospitalized as of March 31, 2006. Approximately $3.7 million of the development occurred in Indiana and $2.2 million occurred in Texas. There has been a slight positive development for 2005 claims. Approximately $7.1 million of the development related to March claims and $2.5 million was for February claims.

In Indiana, there were a number of factors which affected our results. We saw a continuation of increased medical expenses associated with the members added in late 2005, higher percentage of admissions for NICU births and increased Synagis and Somatropin utilization. In addition, our estimated hospital inpatient days increased significantly primarily because of the deteriorating condition of several complex and high-cost cases and missed patient bed-day estimates. Pharmacy costs stabilized in the 2006 second quarter and are expected to decrease in the 2006 third quarter.

In Texas, we are currently experiencing higher costs because of a case mix shift to a higher percentage of members in the pregnant women and newborn categories driving increases in related costs such as NICU, radiology and Synagis, and from members moving out of Primary Care Case Management into a managed care environment. We also had several deteriorating complex and high cost cases.

In Georgia, our subsidiary Peach State Health Plan, Inc., began managing care for 216,000 Medicaid and SCHIP members in the Atlanta and Central regions effective June 1, 2006. The state of Georgia has scheduled membership operations to commence in the Southwest region in September.

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 3

During the 2005 fourth quarter, we were awarded contracts in Texas to expand operations to the Corpus Christi market, and operations are scheduled to commence in September 2006. We will also begin serving Medicaid members in Lubbock and a small number of SCHIP members in Austin, effective September 1. In addition, we were recently awarded a contract to provide managed care for SSI recipients in the San Antonio and Corpus Christi markets, for which membership operations are scheduled to start in January 2007.

Our Specialty Services segment has experienced significant year-over-year growth largely due to acquisitions and contract awards. During this past quarter, the Arizona Health Care Cost Containment System awarded our subsidiary, CenCorp Health Solutions, two managed care program contracts to provide Long Term Care services in Maricopa and Yuma/LaPaz counties. Bridgeway Health Solutions, a member of the CenCorp family of specialty companies, will provide those services when the contracts become effective October 2006.

Michael F. Neidorff, Centene’s Chairman and Chief Executive Officer, said, “While we are truly disappointed with our second quarter results, we have identified the issues and we are undertaking steps to resolve them in a sustainable manner. We have initiated some very specific corrective actions at the corporate and health plan levels to protect against issues of this magnitude in the future.”

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 4

The following table depicts membership in Centene’s managed care organizations by state at June 30, 2006 and 2005:

	2006	2005
Georgia	216,000	—
Indiana	193,000	152,800
Kansas	117,100	103,000
Missouri	32,900	39,900
New Jersey	59,000	52,900
Ohio	73,100	59,600
Texas	235,800	243,800
Wisconsin	174,600	173,400

TOTAL	1,101,500	825,400

The following table depicts membership in Centene’s managed care organizations by member category at June 30, 2006 and 2005:

	2006		2005
Medicaid	863,500		637,300
SCHIP	221,600		176,200
SSI	16,400	(a)	11,900	(b)

TOTAL	1,101,500		825,400

(a)	8,900 at-risk; 7,500 ASO
(b)	5,500 at-risk; 6,400 ASO

Statement of Earnings

•	For the 2006 second quarter, revenues increased 41.7% to $495.3 million from $349.6 million in the 2005 second quarter.

•	The HBR for Centene’s Medicaid and SCHIP populations, which reflects medical costs as a percent of premium revenues, was 84.0% and 83.4% for the three and six month periods ending June 30, 2006, respectively; increases of 3.1% and 2.7% over the comparable 2005 periods. The 2006 second quarter increase was caused primarily by

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 5

$9.7 million for adverse medical cost development. The increase for the six months ended June 30, 2006 is caused primarily by increased costs associated with the $9.7 million of adverse development, members in the Indiana market and physician and injectibles costs in other markets.

•	General and administrative (G&A) expense as a percent of revenues for the Medicaid Managed Care segment was 12.3% in the second quarter of 2006 compared to 10.5% in the second quarter of 2005. The 2006 second quarter included $4.7 million in costs associated with the start-up of the new health plan in Georgia.

•	Earnings from operations decreased to $6.3 million in the second quarter of 2006 from $22.3 million in the second quarter of 2005.

•	Net earnings were $4.9 million, or $0.11 per diluted share, in the second quarter of 2006 compared to $15.2 million, or $0.34 per diluted share, for the second quarter of 2005.

•	For the six months ended June 30, 2006, revenues increased 39.3% to $950.4 million from $682.0 million for the same period in the prior year. Medicaid Managed Care G&A expenses as a percent of revenues increased to 12.1% in the first half of 2006 compared to 10.6% in the first half of 2005. Earnings from operations decreased to $18.9 million in the first half of 2006 from $43.6 million in the first half of 2005. Net earnings were $13.7 million, or $0.31 per diluted share, in the first half of 2006.

Balance Sheet and Cash Flow

At June 30, 2006, the Company had cash and investments of $349.4 million, including $323.9 million held by its regulated entities and $25.5 million held by its unregulated entities. Medical claims liabilities totaled $187.2 million, representing 42.6 days in claims payable. Consistent with 2005, the state of Wisconsin delayed payment of the June premium of approximately $30 million until July 2006. Similarly, we did not receive Texas’ $2.8 million June delivery payment until July 2006.

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 6

A reconciliation of the Company’s change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, March 31, 2006	43.0
Increase for Georgia claims	2.8
Decrease in claims inventory	(1.5)
Payment of annual physician performance bonuses	(0.7)
Conversion of pharmacy benefits to U.S. Script	(1.0)

Days in claims payable, June 30, 2006	42.6

Outlook

The table below depicts the Company’s revised guidance for the balance of 2006:

	Q3		Q4
	Low	High	Low	High
Revenue (in millions)	$615.0	$620.0	$670.0	$680.0
Earnings per diluted share	$0.29	$0.32	$0.35	$0.41

J. Per Brodin, Centene’s Chief Financial Officer, stated, “This guidance includes the effect of all recent acquisitions and contract awards and anticipates that the operations for the Southwest region of Georgia and the Texas expansion will commence on September 1 and the Arizona Long Term Care contract in October. This guidance also reflects management’s updated assumptions regarding the Company’s health benefits ratio for the remainder of the year.”

Conference Call

As previously announced, the Company will host a conference call Tuesday, July 25, 2006, at 8:30 a.m. (Eastern Time) to review the financial results for the second quarter ended June 30, 2006, and to discuss its business outlook. Michael F. Neidorff and J. Per Brodin will host the conference call. Investors are invited to participate in the conference call by dialing 800-273-1254 in the U.S. and Canada, 706-679-8592 from abroad, or via a live Internet broadcast on the Company’s website at www.centene.com, under the Investor Relations section. Today’s call will also be accompanied by slides which are posted on the Company’s website at centene.com. A replay will be available for on demand listening shortly after the completion of the

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 7

call until 11:59 PM Eastern Time on August 8, 2006 at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 1800936.

About Centene Corporation

Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including Supplemental Security Income (SSI) and the State Children’s Health Insurance Program (SCHIP). The Company operates health plans in Georgia, Indiana, Kansas, Missouri, New Jersey, Ohio, Texas and Wisconsin. In addition, the Company contracts with other healthcare organizations to provide specialty services including behavioral health, disease management, nurse triage, pharmacy benefit management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in the second, fourth, fifth, sixth and seventh paragraphs following the bullet listing under “Other Events,” and the table and paragraph under “Outlook” above contain forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company’s estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene’s or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene’s Medicaid managed care contracts by state governments would also negatively affect Centene.

[Tables Follow]

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 8

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$131,436	$147,358
Premium and related receivables, net of allowances of $175 and $343, respectively	96,852	44,108
Short-term investments, at fair value (amortized cost $77,049 and $56,863, respectively)	76,700	56,700
Other current assets	20,714	24,439

Total current assets	325,702	272,605
Long-term investments, at fair value (amortized cost $120,252 and $126,039, respectively)	117,257	123,661
Restricted deposits, at fair value (amortized cost $24,283 and $22,821, respectively)	24,008	22,555
Property, software and equipment, net	90,344	67,199
Goodwill	215,376	157,278
Other intangible assets, net	20,203	17,368
Other assets	8,246	7,364

Total assets	$801,136	$668,030

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Medical claims liabilities	$187,204	$170,514
Accounts payable and accrued expenses	52,540	29,790
Unearned revenue	15,413	13,648
Current portion of long-term debt and notes payable	1,034	699

Total current liabilities	256,191	214,651
Long-term debt	164,462	92,448
Other liabilities	6,444	8,883

Total liabilities	427,097	315,982
Stockholders’ equity:
Common stock, $.001 par value; authorized 100,000,000 shares; issued and outstanding 43,200,752 and 42,988,230 shares, respectively	43	43
Additional paid-in capital	200,622	191,840
Accumulated other comprehensive income:
Unrealized loss on investments, net of tax	(2,276)	(1,754)
Retained earnings	175,650	161,919

Total stockholders’ equity	374,039	352,048

Total liabilities and stockholders’ equity	$801,136	$668,030

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 9

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Revenues:
Premiums	$476,079	$348,416	$911,641	$679,360
Services	19,214	1,212	38,730	2,644

Total revenues	495,293	349,628	950,371	682,004

Expenses:
Medical costs	400,229	282,215	761,901	549,971
Cost of services	14,317	728	29,905	1,571
General and administrative expenses	74,441	44,365	139,663	86,824

Total operating expenses	488,987	327,308	931,469	638,366

Earnings from operations	6,306	22,320	18,902	43,638
Other income (expense):
Investment and other income	3,891	2,523	7,431	4,643
Interest expense	(2,456)	(634)	(4,454)	(1,196)

Earnings before income taxes	7,741	24,209	21,879	47,085
Income tax expense	2,776	8,960	8,148	17,425

Net earnings	$4,965	$15,249	$13,731	$29,660

Earnings per share:
Basic earnings per common share	$0.12	$0.36	$0.32	$0.71
Diluted earnings per common share	$0.11	$0.34	$0.31	$0.66

Weighted average number of shares outstanding:
Basic	43,169,590	42,203,946	43,079,243	41,884,044
Diluted	44,839,149	45,087,772	44,794,558	44,984,818

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 10

CENTENE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except share data)

	Six Months Ended June 30,
	2006	2005
	(Unaudited)
Cash flows from operating activities:
Net earnings	$13,731	$29,660
Adjustments to reconcile net earnings to net cash provided by operating activities —
Depreciation and amortization	9,541	5,901
Excess tax benefits from stock compensation	—	3,782
Stock compensation expense	7,154	2,304
Loss on sale of investments	33	39
Deferred income taxes	(287)	1,191
Changes in assets and liabilities —
Premium and related receivables	(45,710)	(38,364)
Other current assets	1,859	(2,224)
Other assets	(1,123)	(946)
Medical claims liabilities	16,690	(12,387)
Unearned revenue	1,705	5,701
Accounts payable and accrued expenses	10,658	(2,716)
Other operating activities	191	1,034

Net cash provided by (used in) operating activities	14,442	(7,025)

Cash flows from investing activities:
Purchase of property, software and equipment	(23,472)	(8,768)
Purchase of investments	(113,665)	(74,928)
Sales and maturities of investments	97,445	84,984
Acquisitions, net of cash acquired	(60,710)	(21,342)

Net cash used in investing activities	(100,402)	(20,054)

Cash flows from financing activities:
Proceeds from exercise of stock options	3,761	2,864
Proceeds from borrowings	71,967	10,000
Payment of long-term debt and notes payable	(4,487)	(4,242)
Excess tax benefits from stock compensation	1,977	—
Common stock repurchases	(3,180)	—
Other financing activities	—	(50)

Net cash provided by financing activities	70,038	8,572

Net decrease in cash and cash equivalents	(15,922)	(18,507)

Cash and cash equivalents, beginning of period	147,358	84,105

Cash and cash equivalents, end of period	$131,436	$65,598

Interest paid	$4,598	$1,209
Income taxes paid	$1,645	$12,904

Supplemental schedule of non-cash financing activities:
Common stock issued for acquisitions	$—	$8,995

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 11

CENTENE CORPORATION

SUPPLEMENTAL FINANCIAL DATA

	Q2 2006	Q1 2006	Q4 2005	Q3 2005
MEMBERSHIP
Medicaid Managed Care:
Georgia	216,000	—	—	—
Indiana	193,000	193,000	193,300	176,300
Kansas	117,100	118,200	113,300	107,600
Missouri	32,900	34,500	36,000	37,300
New Jersey	59,000	57,500	56,500	50,900
Ohio	73,100	59,000	58,700	58,100
Texas	235,800	237,500	242,000	243,600
Wisconsin	174,600	175,100	172,100	173,900

TOTAL	1,101,500	874,800	871,900	847,700

Medicaid	863,500	683,700	681,100	657,500
SCHIP	221,600	175,300	175,900	176,900
SSI	16,400	15,800	14,900	13,300

TOTAL	1,101,500	874,800	871,900	847,700

Specialty Services(a):
Arizona	93,600	92,300	94,700	94,300
Kansas	39,400	39,200	38,800	37,500

TOTAL	133,000	131,500	133,500	131,800

(a) Includes behavioral health contracts only.

REVENUE PER MEMBER(b)	$159.33	$157.17	$152.48	$147.73

CLAIMS(b)
Period-end inventory	186,200	229,800	255,000	206,900
Average inventory	150,100	175,200	153,500	148,300
Period-end inventory per member	0.17	0.26	0.29	0.24

(b) Revenue per member and claims information are presented for the Medicaid Managed Care segment.

DAYS IN CLAIMS PAYABLE (c)	42.6	43.0	45.4	41.4

(c) Days in Claims Payable is a calculation of Medical Claims Liabilities at the end of the period divided by average claims expense per calendar day for such period.

CASH AND INVESTMENTS (in millions)
Regulated	$323.9	$314.0	$322.6	$305.1
Unregulated	25.5	25.8	27.7	27.7

TOTAL	$349.4	$339.8	$350.3	$332.8

ANNUALIZED RETURN ON EQUITY (d)	5.4%	9.8%	16.2%	14.9%

(d) Annualized Return on Equity is calculated as follows: (net income for quarter x 4) divided by ((beginning of period equity + end of period equity) divided by 2).

Centene Corporation Reports Second Quarter 2006 Earnings July 25, 2006 / Page 12

HEALTH BENEFITS RATIO BY CATEGORY:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Medicaid and SCHIP	84.0%	80.9%	83.4%	80.7%
SSI	87.6	85.2	87.6	89.3
Specialty Services	83.7	86.3	83.9	109.3

GENERAL AND ADMINISTRATIVE EXPENSE RATIO BY BUSINESS SEGMENT:

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Medicaid Managed Care	12.3%	10.5%	12.1%	10.6%
Specialty Services	17.4	58.8	19.3	54.6

MEDICAL CLAIMS LIABILITIES

(In thousands)

Four rolling quarters of the changes in medical claims liabilities are summarized as follows:

Balance, June 30, 2005	$153,593
Acquisitions	—
Incurred related to:
Current period	1,443,263
Prior period	(4,424)

Total incurred	1,438,839

Paid related to:
Current period	1,256,398
Prior period	148,830

Total paid	1,405,228

Balance, June 30, 2006	$187,204

Centene’s claims reserving process utilizes a consistent actuarial methodology to estimate Centene’s ultimate liability. Any reduction in the “Incurred related to: Prior period” claims may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs.

Centene believes it has consistently applied its claims reserving methodology in each of the periods presented.